Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A of Fidelity Concord Street Trust: Fidelity U.S. Bond Index Fund of our report dated April 5, 2002, Spartan U.S. Equity Index Fund of our report dated April 11, 2002, Spartan Extended Market Index Fund, Spartan International Index Fund and Spartan Total Market Index Fund of our report dated April 15, 2002, on the financial statements and financial highlights included in the February 28, 2002 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

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/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
April 22, 2002